CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated July 13, 2022, with respect to the audited consolidated balance sheets of McGinley Orthopaedic Innovations, LLC as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ equity, cash flows and related notes to the consolidated financial statements for the years then ended.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 11, 2022